Exhibit 99.1

Kiora Pharmaceuticals Reports its Ion Channel Modulator, KIO-300, Suppressed Seizure Activity in Preclinical Epilepsy Model

Data Presented at Epilepsy Foundation Pipeline Conference Demonstrated Significant Reduction in Epileptiform Activity

The findings were reported at The Epilepsy Foundation Pipeline Conference taking place June 18-19, 2026

KIO-300 is the active pharmaceutical ingredient of KIO-301, Kiora’s ongoing Phase 2 clinical program in vision restoration in patients with gene mutation-agnostic Retinitis Pigmentosa

ENCINITAS, CA – June 18, 2026 -- Kiora Pharmaceuticals (NASDAQ: KPRX) today announced preclinical data showing that KIO-300, part of the company’s novel ion channel modulator platform, significantly suppressed seizure-associated electrophysiological activity in an ex vivo temporal lobe epilepsy (TLE) model. The findings were presented in a poster at the Epilepsy Foundation Pipeline Conference taking place June 18-19, 2026, in Leesburg, VA.

"These data reinforce the broad therapeutic potential of our ion channel modulator platform and suggest potential utility beyond ophthalmology," said Brian Strem, Ph.D., chief executive officer of Kiora Pharmaceuticals. "There is a compelling opportunity to explore additional therapeutic applications where we retain full development and commercialization rights outside the eye. Future translational R&D efforts will evaluate targeted molecular modifications and delivery strategies to enhance disease-specific benefits in epilepsy and other neurological disorders."

Key findings include:

•KIO-300 produced sustained suppression of epileptiform activity in hippocampal CA1 slices from mice with induced temporal lobe epilepsy.
•Treatment reduced spontaneous epileptiform event frequency compared with vehicle controls, with statistically significant inhibition beginning 42 minutes after treatment (p < 0.0001).
•Analysis of cumulative epileptiform burden also demonstrated a significant reduction following KIO-300 exposure (p < 0.0001).

The suppressive effect persisted throughout both treatment and washout periods, suggesting prolonged neural tissue retention. Importantly, KIO-300 did not impair broader electrical transmission in brain tissue, indicating its effects were specific to abnormal spontaneous activity rather than generalized neurological suppression.

The scientific rationale builds on earlier retinal degeneration research in which KIO-300 reduced pathological retinal hyperactivity by approximately 50%. Because neuronal hyperexcitability is also a hallmark of epilepsy, researchers selected temporal lobe epilepsy as an exploratory indication to evaluate whether KIO-300's membrane-calming effects extend to the central nervous system.

The poster, titled "KIO-300/BENAQ Modulates Epileptiform Activity in an Ex Vivo Hippocampal TLE Model," was authored by researchers from Kiora Pharmaceuticals.

About Kiora Pharmaceuticals

Kiora Pharmaceuticals is a clinical-stage biotechnology company developing advanced therapies for retinal disease. We target critical pathways underlying retinal diseases using innovative small molecules to slow, stop, or restore vision loss. KIO-301 is being developed initially for the treatment of retinitis pigmentosa, with potential to expand into choroideremia and Stargardt disease. It is a molecular photoswitch that has the potential to restore vision in patients with inherited and/or age-related retinal degeneration. KIO-104 is being developed for the treatment of macular edema due to retinal inflammation. It is a next-generation, non-steroidal, immuno-modulatory, and small-molecule inhibitor of dihydroorotate dehydrogenase (DHODH).

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Forward-Looking Statements

Some of the statements in this press release are "forward-looking" and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These "forward-looking" statements include statements relating to, among other things, Kiora's ability to execute on development and commercialization efforts and other regulatory or marketing approval efforts pertaining to Kiora's development-stage products, including KIO-104 and KIO-301, as well as the success thereof, which such approvals or success may not be obtained or achieved on a timely basis or at all, the sufficiency of existing cash and short-term investments on hand to fund operations for specific periods, the timeline of anticipated readouts, the potential for pipeline expansion, the potential to add trial centers, expand the geographic footprint of trials and/or accelerate enrollment, the potential for KIO-301 and KIO-104 to address multiple indications, and the possibility of future global registration studies and commercialization. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release, including, among other things, the ability to conduct clinical trials on a timely basis, market and other conditions and certain risk factors described under the heading "Risk Factors" contained in Kiora's Annual Report on Form 10-K filed with the SEC on March 25, 2026 or described in Kiora's other public filings, including on Form 10-Q filed with the SEC on May 8, 2026. Kiora's results may also be affected by factors of which Kiora is not currently aware. The forward-looking statements in this press release speak only as of the date of this press release. Kiora expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions, or circumstances on which any such statement is based, except as required by law.

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